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                                                                    EXHIBIT 99.1

[LOGO] Triad
       Hospitals, Inc.                                                     NEWS

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                                                           FOR IMMEDIATE RELEASE


Investor Contact:                                                 Media contact:
Deborah Little                                          Patricia G. Ball, Ed. D.
Investor Relations Coordinator and                Vice President, Marketing & PA
Executive Assistant to the CFO                                      972-789-2719
972-701-2259

                   Triad Announces Date For Financial Guidance

DALLAS, TX (November 15, 2001) - Triad Hospitals, Inc. (the "Company" or "Triad") (NYSE: TRI) today announced that it plans to provide updated financial guidance regarding its future performance in a press release to be issued on December 10, 2001, after the market closes.

The Company also plans to discuss its future performance at an analyst meeting at the Four Seasons Hotel in New York on December 11 beginning at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). The meeting will be simulcast on the Internet via the Triad website at www.triadhospitals.com. All interested parties are invited to listen to the simulcast live, and the Company will continue to make it available on the website for fourteen days following the meeting.

At present, the Company remains comfortable with its previous guidance for the year 2002 of $1.25-1.45 diluted earnings per share.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected high-growth urban markets. The Company has 47 hospitals (including one new hospital under construction) and 14 ambulatory surgery centers in 16 states with approximately 8,800 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems in 43 states.

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This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company", "Triad", and "Triad Hospitals, Inc." as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.